Exhibit 10.5

PROMISSORY NOTE

Note No. 10

U.S. $6,000,000.00 Maturity Date: September 5, 2009 Interest Rate: LIBO Rate (3.17875%) + Margin	September 5, 2008

Reference is hereby made to (1) that certain Stock Purchase Agreement, dated as of August 25, 2008 (the “SPA”), by and among S.A. La Nación, a sociedad anónima organized under the laws of Argentina (“SALN”), Hispanoamerican Educational Investments BV, a corporation organized under the laws of Holland (“HEI”), Hammer.com, LLC, a Delaware limited liability company (“Hammer”), MercadoLibre, Inc. a Delaware corporation (“ML” or the “Debtor”) (but solely with respect to Section 8.4 thereof), DeRemate.com de Argentina S.A., a sociedad anónima organized under the laws of Argentina, DeRemate.com Chile S.A., a sociedad anónima organized under the laws of Chile, Interactivos y Digitales México S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico and Compañía de Negocios Interactiva de Colombia E.U., a empresa unipersonal organized under the laws of Colombia and (2) that certain Asset Purchase Agreement (this “APA”), dated as of August 25, 2008, by and among HEI, SALN, Intangible Assets LLC, a Delaware limited liability company, Emprendimientos Veta, S.A., a sociedad anónima organized under the laws of Argentina (but solely with respect to Article III, Article VI, Section 7.1(o) and Section 8.2 thereof), Hammer and ML. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SPA.

As a condition precedent to the closing of the transactions contemplated by the SPA, Hammer has agreed to deliver this promissory note issued by ML (the “Note”).

FOR GOOD AND VALUABLE CONSIDERATION, the undersigned, ML, subject to the terms and conditions in this Note, promises to pay to the order of Hispanoamerican Educational Investments BV (the “Creditor”), the principal sum of SIX MILLION UNITED STATES DOLLARS (U.S. $6,000,000.00) on the Maturity Date (as defined below).

The Debtor also promises to pay interest on the unpaid balance of the Note from the Closing Date through the Maturity Date or the date of the prepayment in full of this Note (as applicable), at a rate per annum for such period equal to the LIBO Rate (as such term is defined below) plus the Margin (as such term is defined below). Accrued interest shall be payable on the Maturity Date or any Prepayment Date (as such term is defined below) (as applicable).

All payments hereunder shall be made in U.S. Dollars and in immediately available funds.

1. Certain Definitions. As used herein, the following terms shall have the corresponding meanings.

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

(b) “Banking Day” means any day on which commercial Creditors are not authorized or required to close in New York City or Buenos Aires, Argentina and which is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

(c) “LIBO Rate” means the rate per annum as determined on the Interest Rate Determination Date on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to the relevant period, which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Banking Days preceding the Closing Date; provided, however, if the rate described above does not appear on the Telerate System on any applicable Interest Rate Determination Date, the LIBO Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rate for deposits in U.S. dollars for a period of time comparable to such relevant period that are offered by the Reference Bank in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Banking Days preceding the Closing Date. The principal London office of the Reference Bank will be requested to provide a quotation of its U.S. Dollar deposit offered rate for a period of time comparable to the relevant period. If no quotation is provided, the rate for that date will be determined on the basis of the rate quoted for loans in U.S. dollars to leading European banks for a period of time comparable to the relevant period offered by the Reference Bank in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Banking Days preceding the Closing Date.

(d) “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

(e) “Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Debtor is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which Debtor assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by Debtor (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which Debtor is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Debtor assures a creditor against loss, (vii) any indebtedness or liabilities secured by an Encumbrance on Debtor’s assets, (viii) any amounts owed by Debtor to any Person under any non-competition, consulting or deferred compensation arrangements, and (ix) with respect to Debtor, any excess of the funds payable to customers of MercadoPago, over funds receivable from customers of MercadoPago.

(f) “Interest Payment Date” for this Note means (i) the Maturity Date of this Note, and (ii) the date of any prepayment or repayment of principal of this Note.

(g) “Interest Rate Determination Date” means the Banking Day that is two (2) Banking Days before the Closing Date.

(h) “Margin” shall mean, with respect to this Note, (1) 1.5% for the period commencing on September 5, 2008 and ending on January 4, 2009, (2) 2.0% bps for the period commencing on January 5 2009 and ending on May 4, 2009, and (3) 2.5% bps for the period commencing on for the period commencing on May 5, 2009 and ending on September 5, 2009.

(i) “Maturity Date” means September 5, 2009.

(j) “Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

(k) “Prepayment Date” means the date that the Debtor prepays this Note (in whole or in part).

(l) “Reference Bank” means the principal London office of any major bank in the London interbank market, as reasonably and mutually selected by the Creditor and the Debtor in their reasonable discretion.

2. Payments; Prepayments; Fees.

(a) Place and Time of Payment. All payments of principal of and interest on this Note and all other amounts payable hereunder shall be made by deposit to account no. 24.74.40.647 of the Creditor at Fortis Bank NV, Blaak 555, 3000 BA, Rotterdam, The Netherlands, BIC/SWIFT: FTSBNL2R, IBAN: NL17 FTSB 0247 4406 47, not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Creditor may designate in writing to the Debtor.

(b) Payments to be on Banking Days. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (unless such next succeeding Banking Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Banking Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.

(c) Voluntary Prepayments. The Debtor may, upon three (3) Banking Days’ notice to the Creditor, prepay this Note (in whole or in part) on any Banking Day.

3. Interest. All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.

4. Pari Passu Status. The payment obligations of the Debtor under this Note shall rank at least pari passu with all of its other Indebtedness, whether now existing or hereafter outstanding, except for obligations accorded preference by mandatory provisions of law.

5. Covenants. From the Closing Date, the Debtor covenants not to incur Indebtedness, on a consolidated basis, in excess of $55,000,000 (including the Indebtedness incurred hereunder and any other Indebtedness of the Debtor to the Creditor), except as follows (collectively, “Permitted Indebtedness”):

(i) Indebtedness of the Debtor to any Subsidiary and of any Subsidiary to the Debtor or any other Subsidiary;

(ii) Guarantees by the Debtor of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Debtor or any other Subsidiary; and

(iii) any Guarantees granted by Debtor or its Affiliates under any discount of funds receivable from customers of MercadoPago.

6. Notices. All notices, requests, demands or communications hereunder shall be in writing and shall be given to or made upon the respective parties hereto at the following addresses:

If to the Debtor:	If to the Creditor:

MercadoLibre, Inc.	S.A. La Nación
Tronador 4890, 8th Floor	Bouchard 557 6th floor
Buenos Aires C140DNN, Argentina	C1106ABG Buenos Aires, Argentina
Attn.: Jacobo Cohen Imach	Attn.: Eduardo Lomanto
Tel: +54 11 5352 8030	Tel: +54 11 4319-1865
Fax: +1 305 393 8250	Fax: + 54 11 4319-4527

With a copy to:

Hunton & Williams LLP
1111 Brickell Avenue, Suite 2500
Miami, FL 33131
Attn.: John F. Haley
Tel: (305) 810 2595

7. Prepayment. The Debtor may, upon notice to the Creditor, at any time or from time to time voluntarily prepay this Note (in whole or in part) without premium or penalty.

8. Miscellaneous.

(a) This Note sets forth the entire agreement between the parties hereto, supersedes all prior communications and understandings of any nature and may not be amended, supplemented or altered except in a writing signed by both parties hereto.

(b) Any suit, action or proceeding against the Debtor with respect to this Note or on any judgment entered by any court in respect thereof may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Debtor submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment.

(c) This Note shall be governed by and interpreted and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York).

IN WITNESS WHEREOF, the Debtor has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

DEBTOR:

MERCADOLIBRE, INC.

By:	/s/ Nicolás Szekasy
Name:	Nicolás Szekasy
Title:	Executive Vice President and Chief Financial Officer

AGREED AND ACCEPTED:

HAMMER.COM, LLC

By:	/s/ Nicolás Szekasy
Name:	Nicolás Szekasy
Title:	Chief Financial Officer

S.A. LA NACIÓN

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-Fact

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-Fact

HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-Fact

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-Fact